Lease

               HYDROMER, Inc. to BIOSEARCH MEDICAL PRODUCTS, Inc.
                 Premises-35 Industrial Parkway, Somerville, NJ
                                    36 Months


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                                      Lease


               HYDROMER, Inc. to BIOSEARCH MEDICAL PRODUCTS, Inc.
                 Premises-35 Industrial Parkway, Somerville, NJ
                                    36 Months


     THIS LEASE is made as of the ______ day of __________, 1998, between Hydromer, Inc. (hereinafter referred to as "Landlord") and Biosearch Medical Products, Inc. (hereinafter referred to as "Tenant").

                                    SECTION 1
                              DEMISE AND BASIC RENT

     Landlord hereby rents to Tenant and Tenant hereby rents from Landlord, approx. 16,500 sq. ft. in the east side of the building, commonly known as 35 Industrial Parkway, Somerville, NJ, the east side being identified as Schedule A attached hereto, (hereinafter referred to as the "Premises"), in its "As Is" condition, for the term of beginning on the day of that the real estate containing the premises is conveyed by Tenant to Landlord and ending on 36 months later, at seven Dollars ($7.00) per sq. ft. per year, the amount of three hundred and forty six thousand five hundred dollars ($346,500) ("Prepaid Rent") being acknowledged as received by Landlord from Tenant as part of the sale of the real estate in which the Premises is part and parcel therein to be utilized by Tenant at the rate of $9,625 per month (herein the "Basic Rent").

                                    SECTION 2
                    ADDITIONAL RENT, TAXES, ASSESSMENTS, ETC.

If the premises is separately metered for utilities, Tenant will pay such bills else Tenant will pay 65% of all utility bills for the entire building. All other costs of operation (such as but not limited to taxes, building insurance, grounds upkeep, snow removal and other like costs) are to be shared equally ("Additional rent").

                                    SECTION 3


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LEASE - HYDROMER, Inc. to BIOSEARCH MEDICAL PRODUCTS, Inc.
35 Industrial Parkway, Somerville, N.J.                                   page-2
36 months
================================================================================


                         AFFIRMATIVE COVENANTS OF TENANT

     Tenant, jointly and severally if more than one, hereby covenants with Landlord as follows:

     (A) to pay any Additional Rent within Ten (10) days of date of invoice therefor;

     (B) to keep the Premises in good order; and

     (C) to surrender the peaceful and quiet possession of the Premises at the end of the term or any shorter period, broom clean and in as good condition as when received (normal wear and tear and damage from insured events excepted).

                                   SECTION 3A
                                ADDITIONAL TERMS

1. Landlord shall pay for the cost of construction of interior demising walls which shall be finished on both sides together with the doors to be located therein. All other interior modifications shall be the responsibility of the Tenant.

2. Landlord will reimburse Tenant for any electricity or utilities used by Landlord on Tenant's meters.

3. Landlord will grant Tenant access to the loading dock to load trucks.

4. Landlord recognizes there is a security system covering the entire premises and Tenant will disconnect the sensors in the non-leasehold from the system.

5. Tenant has the right to park up to 3 trailers and 2 refuse containers in the rear parking lot for storage, provided no municipal ordinances are



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LEASE - HYDROMER, Inc. to BIOSEARCH MEDICAL PRODUCTS, Inc.
35 Industrial Parkway, Somerville, N.J.                                   page-3
36 months
================================================================================


violated. At the end of the lease these trailers and containers shall promptly removed.

                                    SECTION 4
                          NEGATIVE COVENANTS OF TENANT

     Tenant hereby covenants that Tenant will not do, suffer or permit any of the following:

     (A) anything to be done in or about the Premises which will contravene any policy of insurance against loss by fire;

     (B) violate the Certificate of Occupancy for the Premises or use, or permit to be used, the Premises for the purposes other than those allowed by the zoning ordinances of the Township of Branchburg;

                                    SECTION 5
                                 QUIET ENJOYMENT

     The Landlord covenants that he shall do nothing to affect the Tenant's right to peaceably and quietly have, hold and enjoy the Premises for the term herein mentioned, subject to the provisions of this Lease and to any mortgage or deed of trust to which this Lease shall be subordinate.

                                    SECTION 6
                                   ALTERATIONS

     Tenant shall not make any alteration or additions to the Premises without the prior written consent of Landlord. Any alterations, additions or repairs the Tenant shall be permitted to make shall be done at Tenant's own expense.

     Landlord shall make all alteration to secure the Premises from the other parts of the building, including installing separate meters to insure


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LEASE - HYDROMER, Inc. to BIOSEARCH MEDICAL PRODUCTS, Inc.
 35 Industrial Parkway, Somerville, N.J.                                  page-4
36 months
================================================================================

Tenant does not pay for any part of the non-leasehold.

                                    SECTION 7
                               EXPIRATION OF LEASE

     Upon expiration of this Lease Tenant shall deliver as soon afterwards as a received from the state of New Jersey, an approval of a negative declaration regarding the premises pursuant to the Industrial Site Recovery Act (N.J.S.A. 13:1 K-6 et seq.) (hereinafter, ISRA).

     In the event Tenant does not surrender the premises to Landlord upon the expiration of this Lease, Tenant shall pay a holdover rent of $19,250 for each month of holdover. This is not an election of remedies and Landlord may take any other action to remove Tenant allowed by law or equity.

                                    SECTION 8
                              EFFECT OF DESTRUCTION


     If the Premises shall be destroyed or rendered untenantable by fire or unavoidable accident, or if the building in which the Premises are located is so damaged that Landlord shall elect to demolish it or rebuild it, the tenancy hereby created shall be thereby terminated, and, provided Tenant is not in default at the time of such destruction, Landlord shall refund the unused portion of the Prepaid Rent, payable in 4 equal installments over a 4 month period. Landlord at its own expense shall purchase insurance if available to insure this obligation and add it to any insurance policy as a rider if available. Such refund obligation may be set off against any obligation of Tenant to Landlord under section 12, below.

                                    SECTION 9
                                    INSURANCE

     Tenant shall provide and keep in force during the term of this


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LEASE - HYDROMER, Inc. to BIOSEARCH MEDICAL PRODUCTS, Inc.
35 Industrial Parkway, Somerville, N.J.                                   page-5
36 months
================================================================================

Lease general liability insurance for injury or damage to persons or property in or upon the Premises during the term of this Lease. The said policy shall be with limits not less than one million Dollars ($1,000,000) in respect of any one person, in respect of any one accident and in respect of property damage and shall also contain an endorsement protecting the Landlord for water damage and sprinkler damage liability with respect to property other than the Landlord's.

     Landlord shall insure the building including the premises as Landlord deems fit. Tenant shall have the right to purchase any additional insurance to cover losses of Tenant.

     Tenant shall also furnish insurance for such other hazards and in such amounts as Landlord may reasonably require. Landlord reserves the right at any time and from time to time to require the limits for any of the insurance under this Section to be increased to limits which Landlord deems reasonable. Tenant shall provide a certificate evidencing such insurance to Landlord. Landlord shall be a named insured on any such policy. No such policy may be canceled without ten days prior notice to Landlord.

                                   SECTION 10
                                     REPAIRS

     Tenant shall keep the Premises in good condition and repair and shall redecorate, paint and renovate the Premises as may be necessary to keep them in good condition and repair and good appearance and in compliance with the laws and regulations applicable to Tenant's business.

                                   SECTION 11
                                  SUBORDINATION

     This Lease is and shall be subject and subordinate to all present and future mortgages, deeds of trust or underlying leases affecting the Premises. Tenant shall execute any instrument which may be deemed


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LEASE - HYDROMER, Inc. to BIOSEARCH MEDICAL PRODUCTS, Inc.
35 Industrial Parkway, Somerville, N.J.                                   page-6
36 months
================================================================================

necessary or desirable by Landlord to further effect or to evidence the subordination of this Lease to any such mortgage, deed of trust or underlying lease.

                                   SECTION 12
                                 INDEMNIFICATION

     Tenant agrees to indemnify and hold harmless the Landlord, each mortgagee, ground or underlying lessor of the Premises from and against any and all liabilities, damages, claims, losses, judgments, causes of action, costs and expenses (including reasonable counsel fees and legal expenses) which may be incurred by Landlord or any such mortgagee or underlying lessor relating to or arising out of any breach by Tenant of (i) its obligations to be performed under this Lease, or (ii) the carelessness, negligence or improper conduct of Tenant, its agents, contractors, employees, invitees or licensees, or (iii) arising out of the use and occupancy of the Premises or any work or thing whatsoever done or any condition created in or about the Premises during the term of this Lease. In case any action or proceeding be brought against Landlord by reason of any such claim, Tenant, upon notice from Landlord, shall resist and defend such action or proceeding. Tenant shall be entitled to a credit against such indemnification in the amount of any unused, pre-paid basic rent in the event that the Premises are destroyed or rendered untenantable by Tenant's act or omission hereunder.

                                   SECTION 13
                                   EXCULPATION

     The term "Landlord" as used in this Lease means only the holder, for the time being, of the Landlord's interest under this Lease so that in the event of any transfer of title to the Premises, the Landlord shall be and hereby is entirely free and relieved of all obligations of Landlord hereunder accruing after such transfer. Tenant acknowledges that there is absolutely no personal liability on the part of the Landlord, its successor or assigns with respect to any of the terms, covenants and

LEASE - HYDROMER, Inc. to BIOSEARCH MEDICAL PRODUCTS, Inc.
35 Industrial Parkway, Somerville, N.J.                                   page-7
36 months
================================================================================

conditions of this Lease, and that Tenant shall look solely to the equity of Landlord in the Building for the satisfaction of each and every remedy of Tenant in the event of any breach by Landlord of any of the terms, covenants and conditions of this Lease to be performed by Landlord.

                                   SECTION 14
                                 BINDING EFFECT

     This Lease shall be binding upon and shall inure to the benefit of the parties hereto and their personal representatives, successors and assigns, and sub-tenants.

                                   SECTION 15
                                ASSIGNMENT/SUBLET

     Provided Tenant is not in default, Tenant shall have the unrestricted right to assign this pre-paid lease or sub-let the premises provided the assignee or sub-tenant as the case may be agrees to be bound by the provisions of this lease, provided however, Landlord shall have the: (i) option of exercising a right of first refusal to prevent such sub-lease or assignment by the payment of a monthly rate of $9,625 times the number of months left in this pre-paid lease, provided further such right shall be exercised within 10 days of the receipt of a written notice by Tenant to Landlord. This payment shall be made in 4 equal installments over a 4 month period or (ii) in the event the Basic Rent paid by such assignee/subtenant exceeds $7.00/sq. ft. per year, Landlord may elect not to exercise its option of first refusal in consideration for payment of 50% of the monthly amount by which assignee/subtenant's Basic Rent exceeds a. rate of $7.00 per square foot per year. SECTION 16 APPLICABLE LAW

     The Lease shall be interpreted and construed in accordance with the laws of the State of New Jersey (excluding New Jersey conflict of


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LEASE - HYDROMER, Inc. to BIOSEARCH MEDICAL PRODUCTS, Inc.
35 Industrial Parkway, Somerville, N.J.                                   page-8
36 months
================================================================================

laws) and by the state courts of New Jersey.

                                   SECTION 17
                                    CAPTIONS

      The captions appearing in this Lease are inserted only as a matter of convenience and do not define, limit, construe or describe the scope or intent of the Sections of this Lease nor in any way affect this Lease.

                                   SECTION 18
                                TENANT'S DEFAULT

A default under this lease by Tenant shall exist if any of the following occurs:

     (a) If Tenant fails to pay Additional Rent or any other sum required to be paid hereunder within ten (10) days of when due; or

     (b) If Tenant fails to perform any term, covenant or condition of this Lease except those requiring the payment of money, and Tenant fails to cure such breach within thirty (30) days after written notice from Landlord where such breach could be reasonably cured within such thirty (30) day period; provided, however, where such failure could not reasonably be cured within the thirty (30) day period, that Tenant shall not be in default if it commences such performance within the thirty (30) day period and diligently thereafter prosecutes the same to completion; or

     (c) If Tenant shall have abandoned or vacated the Premises for more than ten (10) consecutive days except by reason of fire or other casualty pursuant to Section 8 of this Lease.

                                   SECTION 19
                                    REMEDIES

LEASE - HYDROMER, Inc. to BIOSEARCH MEDICAL PRODUCTS, Inc.
35 Industrial Parkway, Somerville, N.J.                                   page-9
36 months
================================================================================

     Upon a default, Landlord shall have the following remedies, in addition to all other rights and remedies provided by law or otherwise provided in this Lease, to which Landlord may resort cumulatively or in the alternative:

     (a) Landlord may continue this Lease in full force and effect, and this Lease shall continue in full force and effect as long as Landlord does not terminate this Lease, and Landlord shall have the right to collect Additional Rent and other charges when due or at the Landlord's option to set off against the Prepaid Rent.

     In addition, for the period of any default, any unpaid Additional Rent shall accrue interest at the annualized rate equal to the Prime Rate in the Wall Street Journal plus 2% compounded monthly.

     (b) Landlord may terminate Tenant's right to possession of the premises at any time by given written notice to that effect, and relet the Premises or any part thereof. On giving the notice, all of Tenant's rights in the Premises, shall terminate. Upon such termination, Tenant shall surrender and vacate Premises, and Landlord may re-enter and take possession of the Premises and all remaining improvements or property and eject Tenant or any of Tenant's sub-tenants, assignees or other person or persons claiming any right under or through Tenant. This Lease may also be terminated by a judgement specifically providing for termination. Any termination under this Article shall not release Tenant from the payment of any sum then due Landlord or from any claim for damages or Additional Rent or other sum previously accrued or then accruing against Tenant. Upon such termination Tenant shall be liable immediately to Landlord for all costs Landlord incurs in reletting the Premises or any part thereof, including, without limitation, legal fees and expenses, broker's commissions, expenses of cleaning and restoration, repair or redecorating the Premises required by reletting and like costs which at Landlord's option may be set off against the unused

LEASE - HYDROMER, Inc. to BIOSEARCH MEDICAL PRODUCTS, Inc.
35 Industrial Parkway, Somerville, N.J.                                  page-10
36 months
================================================================================

     Prepaid Rent. Provided, however, upon such termination, Tenant shall be entitled to a credit in the amount of any unused prepaid Basic Rent, which credit if any shall be paid in 4 equal monthly installments.

     Reletting may be for a period shorter or longer then the remaining term of this Lease. Acts of maintenance, efforts to relet the Premises or the appointment of a receiver on Landlord's initiative to protect Landlord's interest under this Lease shall not constitute a termination or interfere of or with Tenant's right to possession.

     In the event Landlord terminates Tenant's right to possession under this section and occupies the premises, Tenant shall immediately be entitled to a credit in the amount of any unused Prepaid Rent, which credit if any shall be paid in 4 equal monthly installments.

     (c) In the event of a breach by Tenant of any of the terms hereof, Landlord shall have the right of injunction to restrain the same.

     (d) Landlord and Tenant hereby mutually, knowingly, irrevocably, voluntarily and intentionally waive trial by jury in any action, proceeding or counterclaim brought by either party hereto against the other in any way connected with this Lease. Each party further warrants and represents that it has reviewed this waiver with legal counsel and that each waived its jury trial rights following consultation with legal counsel. This waiver shall apply to any and all subsequent amendments and any other agreements relating to the subject matter hereof. In the event of litigation, this lease may be filed as a written consent to a trial by court, sitting without jury.

                                   SECTION 20
                                    NO WAIVER

     The failure of either party to insist, in any one instances, upon strict


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LEASE - HYDROMER, Inc. to BIOSEARCH MEDICAL PRODUCTS, Inc.
35 Industrial Parkway, Somerville, N.J.                                  page-1l
36 months
================================================================================

performance of any covenants of this Lease, or to exercise any options herein contained, shall not be construed as a waiver or relinquishment for the future, of such covenant or option, but the same shall continue and remain in full force and effect. Even though Landlord has consented that this Lease may be assigned or the premises sublet, any assignee may not further assign or any sub-tenant may not sublet without express consent in writing by Landlord.

     WITNESS the hands and seals of the parties hereto as of the day and year first above written.


ATTEST/WITNESS:                               LANDLORD-Hydromer, Inc.

/s/ [illegible]                        BY: /s/ [illegible]
-------------------------------           --------------------------- (Seal)


ATTEST/WITNESS                                TENANT-Biosearch Medical Products,
Inc.

/s/ Martin [illegible]                BY:  /s/ [illegible]
-------------------------------           --------------------------- (Seal)


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LEASE - HYDROMER, Inc. to BIOSEARCH MEDICAL PRODUCTS, Inc.
35 Industrial Parkway, Somerville, N.J.                                  page-12
36 months
================================================================================

Schedule A

Partition of premises into 1 6,500 sq ft leasehold.


******INSERT DRAWING HERE*****


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                                                                      Schedule A


                           [Graphical Presentation of
                             35 Industrial Parkway]




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                           [Graphical Presentation of
                          Parking Plan for Hydromer (X)
                                + Biosearch (B)]